CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 333-56203 on Form N-1A of our report dated July 23, 2015, relating to the financial statements and financial highlights of BlackRock Small Cap Growth Fund II, a series of BlackRock Series, Inc. appearing in the Annual Report on Form N-CSR of BlackRock Series, Inc. for the year ended May 31, 2015, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 25, 2015